Exhibit 99.1

Noodles & Company Provides Business Update and Releases Preliminary First Quarter 2020 Comparable Sales Results

BROOMFIELD, Colo., April 15, 2020 (Globe Newswire) - Noodles & Company (NASDAQ:NDLS), known for serving classic noodle, Zoodle and Caulifloodle dishes from around the world, today released preliminary unaudited comparable sales results from the fiscal first quarter ended March 31, 2020 as well as a business update on the impact of the COVID-19 pandemic and steps the company has taken to conserve cash and increase available liquidity to maximize financial flexibility under the current market conditions.
Business Update from Dave Boennighausen, Chief Executive Officer
After a strong 2019 reflecting continued momentum in sales, margin and bottom line growth, Noodles & Company began 2020 with significant business momentum, resulting in mid-single digit comparable sales growth during the first ten weeks of the year.
Since then, with stay at home orders in place throughout much of the country and with mandated closures of dining rooms across the country, our business has been meaningfully disrupted by the current COVID-19 health crisis. We would like to thank the thousands of Noodles team members throughout the country for their continued commitment to our guests and to each other during this unprecedented time.
We are fortunate that as we entered this crisis, Noodles & Company had already built a strong off-premise business, representing nearly 60% of total sales. Our food travels well and the variety and value inherent in our menu has allowed us to navigate these challenging times.
During the past few weeks, we have implemented several new initiatives to adapt our operations to the current environment, as well as to better position the company for the future. Some of the changes that have been implemented include:

–	Closing of our dining rooms and execution of enhanced food safety and quality assurance programs throughout the system to protect the health and safety of our team members and guests;

–	Launch of curbside pickup in 350 restaurants throughout the system;

–	Expansion of delivery options through our own digital channels as well as adding Uber Eats as a delivery partner to our existing national delivery presence through Door Dash;

–
Introduction of Family Meals to provide a convenient offering that provides choice and value to our guests. Additionally, with each family meal sold, we are donating a meal to a healthcare worker during this time of need.

I would like to thank our incredible guests who have continued to support us during this challenging time.
At Noodles & Company, our mission is “To Always Nourish and Inspire Every Team Member, Guest and Community We Serve.” Never has this mission been more relevant than today.
Sales Update for the First Quarter of 2020
The company delivered strong comparable sales results during the first quarter through the second fiscal week of the third fiscal period ended on March 31, 2020. As the company entered the third week of period 3, and as mandated shutdowns and stay at home orders went into place across the country, our sales have been significantly reduced as the company is relying solely on off-premise sales.
Dave Boennighausen, Noodles & Company Chief Executive Officer commented, “I am proud of the team’s ability to quickly evolve and address the needs of the consumer during this time of uncertainty. We have seen these efforts result in a stabilization of downward sales trends and with our recent introduction of curbside and family meals, our sales have begun to improve. While the environment remains challenging, daily sales during the seven days prior to Easter Sunday were 7% higher than our daily sales during the last two weeks of March.”

Comparable Restaurant Sales	4 Weeks Ended January 28, 2020	4 Weeks Ended February 25, 2020	2 Weeks Ended March 10, 2020	March 11-March 31, 2020	Fiscal Quarter Ended March 31, 2020
Company-owned	4.4%	7.4%	4.5%	(45.5)%	(7.0)%
Franchise	2.2%	7.7%	5.2%	(51.3)%	(8.9)%
System-wide	4.1%	7.5%	4.6%	(46.3)%	(7.2)%

Restaurant Update
As of April 13, 2020, 97% of company restaurants and 94% of franchise restaurants remain operating, with the few temporary closures occurring primarily when mandated by the development’s landlord. Dining rooms have been closed in all restaurants and the company continues to focus on and strengthen its takeout, curbside, quick pick-up and delivery operations.

Liquidity Update
Capital Expenditures

The company has substantively halted capital investment in new unit development as well as other discretionary capital initiatives including its “kitchen of the future” initiative. As a result, capital expenditures for fiscal year 2020 are anticipated to be between $7.0 million and $10.0 million, versus prior guidance of $20.0 million to $30.0 million.

Financing
With uncertainty surrounding COVID-19 events, and as a precautionary measure, during the first fiscal quarter of 2020, the company borrowed $47.0 million under its revolving credit facility to improve its cash position, providing the company with a cash balance of approximately $50.2 million at the end of the first fiscal quarter of 2020 on March 31st. Additionally, the company drew down an additional $8.5 million under the credit facility during the first week of the second quarter of 2020. As of Friday, April 10th, the company has $58.0 million of cash on hand and a long-term debt balance of $95.9 million.

Corporate General & Administrative Expense
Noodles & Company has implemented a wide range of cost saving initiatives. Approximately 10% of existing Central Support Office (“CSO”) headcount has been furloughed with an additional 20% reduced to half time. The company will pay 100% of employer and employee medical premiums during the furlough. Salary reductions were also implemented across all executives and CSO employees not subject to furlough or reduced time. Additionally, a hiring freeze has been implemented and cash compensation for the Board of Directors has been reduced.

Franchisee Assistance
The company is working with our franchisees to support their financial liquidity during this period of uncertainty. We have granted deferral of certain royalties, IT support, and marketing fees earned from franchisees. The length of time of these deferrals may differ by market. Although cash collection is being deferred, revenue continues to be recognized as sales occur.

Earnings Call Planned for May 6, 2020
As announced on March 16th, 2020, the company has withdrawn its 2020 financial guidance. The company plans to provide an update on its business and financial results on its first quarter earnings call.

About Noodles & Company
Since 1995, Noodles & Company has been serving noodles your way, with noodles and flavors that you know and love as well as new ones you're about to discover. From indulgent Wisconsin Mac & Cheese to better-for-you Zoodles and Other Noodles, the company serves a world of flavor in every bowl. Made up of more than 450 restaurants and thousands of passionate team members, Noodles was named one of the Best Places to Work by the Denver Business Journal for its unique culture built on the value of "Loving Life," which begins by nourishing and inspiring every team member and guest who walks through the door. To learn more or find the location nearest you, visit www.noodles.com.

Forward Looking Statements
In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties such as the impact of the COVID-19 crisis, including operational and financial measures we have taken in response, the number of restaurants we intend to open, projected capital expenditures and estimates of our effective tax rates. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on currently available operating, financial and competitive information. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding our ability to navigate the COVID-19 crisis, projected capital expenditures, the revenue and balance sheet impact of the COVID-19 crisis, estimated costs associated with our closure of underperforming restaurants, the implementation and results of strategic initiatives and our future financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements due to reasons including, but not limited to, the extent, duration and severity of the COVID-19 crisis; governmental and guest response to the COVID-19 crisis; other conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; consumer reaction to industry related public health issues and health pandemics and perceptions of food safety; our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our business strategy, including new restaurant initiatives and operational strategies to improve the performance of our restaurant portfolio; our ability to maintain compliance with debt covenants and continue to access financing necessary to execute our business strategy; the success of our marketing efforts; our ability to open new restaurants on schedule; current economic conditions; price and availability of commodities; our ability to adequately staff our restaurants; changes in labor costs; consumer confidence and spending patterns; seasonal factors; and weather. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our most recently filed Annual Report on Form 10-K, and, from time to time, in our subsequently filed Quarterly Reports on Form 10-Q. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.
Contacts:
Investor Relations
investorrelations@noodles.com